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                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                                PLUG POWER INC.
                             a Delaware corporation

                                      AND

                                PLUG POWER, LLC
                      a Delaware limited liability company


     THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is made and entered into as of October 7, by and among Plug Power, LLC, a Delaware limited liability company (the "Merging Company"), and Plug Power Inc., a Delaware corporation (the "Surviving Company").


     WHEREAS, the Merging Company is a limited liability company duly organized and existing under the laws of the State of Delaware and the Surviving Company is a corporation duly organized and existing under the laws of the State of Delaware;

     WHEREAS, the Surviving Company is a wholly-owned subsidiary of the Merging Company;

     WHEREAS, the Board of Directors of the Surviving Company and the Managers and Members of the Merging Company have determined that it is advisable and to the advantage of each of the Merging Company and the Surviving Company to merge upon the terms and conditions herein provided, in accordance with the applicable provisions of the statutes of the State of Delaware;

     NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the Merging Company and the Surviving Company agree to merge as follows:

                                   THE MERGER

     1.01.  The Merger.  In accordance with the provisions of this Merger
            ----------
Agreement and the Delaware General Corporation Law (the "DGCL") and the Delaware Limited Liability Company Act (the "DLLCA"), the Merging Company will be merged with and into the Surviving Company (the "Merger") at the Effective Time (as hereinafter defined). Following the Effective Time, the identity and separate existence of the Merging Company shall cease and all of the rights, titles,
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privileges, powers, franchises, properties, and assets of the Merging Company of any kind or nature shall be vested in the Surviving Company, and all debts, liabilities, duties and other obligations of the Merging Company shall attach to the Surviving Company, and, following the Effective Time, the Surviving Company shall continue its existence as a corporation, and the identity, rights, titles, privileges, powers, franchises, properties and assets of the Surviving Company shall continue unaffected and unimpaired by the Merger.


     1.02.  Effective Time and Date.  The Merging Company and the Surviving
            -----------------------
Company shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the DGCL and the DLLCA. The term "Effective Time" shall mean 10 am on the date of consummation of the Initial Public Offering of the Surviving Company's common stock.


     1.03.  Organizational Documents.  The Certificate of Incorporation and
            ------------------------
By-laws of the Surviving Company immediately prior to the Effective Time shall remain in effect until further amended as provided therein or as provided by law. No amendments or changes to the Certificate of Incorporation and By-laws of the Surviving Company shall be effected by the Merger.

     1.04.     Common Stock; Membership Interests
               ----------------------------------

               (a) At the Effective Time, each share of Surviving Company Common Stock then outstanding shall, by virtue of the Merger and without any action on the part of any holder thereof, cease to be outstanding and shall be cancelled and retired and shall cease to exist.

               (b) At the Effective Time, each share of Merging Company Class A Membership Interests and Class B Membership Interests then outstanding shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into the right to receive one (1) fully paid and non-assessable share of Surviving Company Common Stock.

               (c) At the Effective Time, each right to acquire a share of Merging Company Class A Membership Interests or Class B Membership Interests upon the conversion or exercise of any then outstanding options, warrants or other derivative securities of the Company, shall by virtue of the Merger and without any action on the part of any holder thereof, be converted into the right to acquire, at the same exercise price and upon the same vesting provisions and other terms thereof, one (1) fully paid and non-assessable share of Surviving Company Common Stock upon the conversion or exercise of such option, warrant or other derivative security.

     1.05.  Additional Actions.  If, at any time on and after the Effective
            ------------------
Time, the Surviving Company or its successors and assigns shall consider or be advised that any further assignments or assurances in law or any organizational or other acts are necessary or desirable (a) to vest,

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perfect or confirm, of record or otherwise, in the Surviving Company title to and possession of any property or right of the Merging Company acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of the Merger Agreement, the Merging Company and its members, managers and officers shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Company and otherwise to carry out the purposes of the Merger Agreement; and the directors and officers of the Surviving Company are fully authorized in the name of the Merging Company or otherwise to take any and all such action.

     1.06.  Amendment and Abandonment.  Subject to applicable law, at any
            -------------------------
time prior to the Effective Time, the officer(s) and director(s) of the Surviving Company and the managers or members of the Merging Company may amend or abandon the Merger Agreement, without the vote of the constituent stockholders or members, respectively.


                       *    *    *    *     *    *    *

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     IN WITNESS WHEREOF, this Merger Agreement is hereby executed as of the date first above written on behalf of the Merging Company and the Surviving Company.


                           SURVIVING COMPANY
                           -----------------

                           PLUG POWER INC.,
                           a Delaware corporation


                           By: /s/ Gary Mittleman
                               --------------------------------------
                           Name: Gary Mittleman
                           Its: President and Chief Executive Officer



                           MERGING COMPANY
                           ---------------

                           PLUG POWER, LLC,
                           a Delaware limited liability company


                           By: /s/ Gary Mittleman
                               --------------------------------------
                           Name: Gary Mittleman
                           Its: President and Chief Executive Officer



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